Exhibit 99.1

PSB HOLDINGS, INC.
40 Main Street
Putnam, CT 06260

CONTACT: Robert J. Halloran, Jr., President and Chief Financial Officer
                (860) 928-6501

PSB Holdings, Inc. Reports Earnings
 For the Three and Nine Months Ended March 31, 2010

    PUTNAM, CT, April 21, 2010 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Bank, reported net income for the quarter ended March 31, 2010 of $251,000 or $.04 per basic and diluted share as compared to net income of $712,000 or $.11 per basic and diluted share for the quarter ended March 31, 2009. The decrease was primarily due to other-than-temporarily impaired investment write-downs recorded during the quarter ended March 31, 2010.  For the nine months ended March 31, 2010, net income totaled $1.2 million or $.19 per basic and diluted share as compared to a net loss of $1.3 million or $.21 per basic and diluted share for the nine months ended March 31, 2009.  The increase in net income was primarily due to a decrease in other-than-temporarily impaired investment write-downs of $4.0 million to $1.9 million during the nine months ended March 31, 2010 as compared to $5.9 million for the nine months ended March 31, 2009.

    Net interest and dividend income decreased $76,000 or 2.4% to $3.03 million for the quarter ended March 31, 2010 compared to $3.1 million for the quarter ended March 31, 2009.  Net interest rate spread decreased eight basis points to 2.47% for the quarter ended March 31, 2010 from 2.55% for the quarter ended March 31, 2009.  Net interest margin decreased 12 basis points to 2.73% from 2.85% for the same periods.  Net interest and dividend income decreased $211,000 or 2.2% to $9.4 million for the nine months ended March 31, 2010 compared to $9.6 million for the nine months ended March 31, 2009.  Net interest rate spread increased five basis point to 2.51% from 2.46% for the nine months ended March 31, 2010 and 2009, respectively.  Net interest margin decreased three basis point to 2.79% from 2.82% for the same periods.

    The provision for loan losses increased $100,000 or 63.7% to $257,000 for the quarter ended March 31, 2010 compared to $157,000 for the quarter ended March 31, 2009. The ratio of the allowance to gross loans outstanding was .92% as of March 31, 2010 and .77% as of March 31, 2009.  The ratio of the allowance to nonperforming loans was 43.4% as of March 31, 2010 compared to 44.4% as of March 31, 2009.  The provision for loan losses increased $10,000 or 1.3% to $764,000 for the nine months ended March 31, 2010 compared to $754,000 for the nine months ended March 31, 2009.

    Noninterest income decreased $377,000 or 51.9% to $350,000 for the quarter ended March 31, 2010 compared to noninterest income of $727,000 for the quarter ended March 31, 2009.  This was primarily due to other-than-temporarily impaired investment write-downs of $938,000 for the quarter ended March 31, 2010 compared to $75,000 for the quarter ended March 31, 2009. This was partially offset by an increase of $484,000 in net gains on sales of securities to $570,000 for the quarter ended March 31, 2010 compared to $86,000 for the quarter ended March 31, 2009.  The impairment charges for the quarter ended March 31, 2010 consisted of private label CMOs.  The impairment charges for the quarter ended March 31, 2009 consisted of Lehman Brothers corporate debt.  Noninterest income increased to $1.8 million for the nine months ended March 31, 2010 from a noninterest charge of $3.3 million for the nine months ended March 31, 2009.  This was primarily due to write-downs of investments of $5.9 million for the nine months ended March 31, 2009 compared to $1.9 million for the nine months ended March 31, 2010.  The impairment charges for the nine months ended March 31, 2010 consisted of private label CMOs.  The impairment charges for the nine months ended March 31, 2009 consisted of Freddie Mac pass-through auction-rate securities issued by trusts consisting solely of Freddie Mac preferred stock and Lehman Brothers corporate debt.  Net gains on sales of securities increased $1.3 million to $1.4 million for the nine months ended March 31, 2010 compared to $86,000 the nine months ended March 31, 2009.

    Noninterest expense increased $182,000 or 6.9% to $2.8 million for the quarter ended March 31, 2010 compared to $2.6 million for the quarter ended March 31, 2009.  All other noninterest expenses increased $171,000 or 20.1% to $1.02 million for the quarter ended March 31, 2010 compared to $852,000 for the quarter ended March 31, 2009.  This increase was primarily due to increases in FDIC assessments of $147,000, deferred compensation expense of $35,000 and other real estate owned expense of $32,000 during the quarter ended March 31, 2010.  Noninterest expense increased $1.1 million or 13.9% to $8.9 million for the nine months ended March 31, 2010 compared to $7.8 million for the nine months ended March 31, 2009.  Salaries and benefits increased $76,000 or 1.7% to $4.5 million for the nine months ended March 31, 2010 compared to $4.4 million for the nine months ended March 31, 2009.  Occupancy expense increased $57,000 or 6.6% to $919,000 for the nine months ended March 31, 2010 compared to $862,000 for the nine months ended March 31, 2009.  This increase includes expenses related to the opening of the Bank’s new branch in Norwich, CT in September 2009.  All other noninterest expenses increased $956,000 or 37.8% to $3.5 million for the nine months ended March 31, 2010 compared to $2.5 million for the nine months ended March 31, 2009.  This increase was primarily due to other real estate owned write-downs of $321,000 on a property sold in October 2009, an increase in FDIC assessments of $399,000, and $172,000 in one-time prepayment penalties on $18.0 million of Federal Home Loan Bank advances, with a weighted average rate of 4.71%, paid off prior to maturity during the nine months ended March 31, 2010.

    Income tax expense amounted to $52,000 for the quarter ended March 31, 2010 compared to $326,000 for the quarter ended March 31, 2009.  Income tax expense amounted to $348,000 for the nine months ended March 31, 2010 compared to a tax benefit of $998,000 for the nine months ended March 31, 2009.

    Total assets of the Company were $495.1 million at March 31, 2010 compared to $477.3 million at June 30, 2009.  Gross loans including loans-held-for sale decreased $6.8 million during the nine months ended March 31, 2010 and represented $260.9 million or 52.7% of total assets at March 31, 2010 as compared to $267.7 million or 56.1% of total assets at June 30, 2009.  Securities available for sale decreased $61.5 million during the nine months ended March 31, 2010, and represented $103.4 million or 20.9% of total assets at March 31, 2010 as compared to $164.9 million or 34.5% of total assets at June 30, 2009.  Securities held to maturity increased $64.2 million during the nine months ended March 31, 2010 and represented $66.2 million or 13.4% of total assets at March 31, 2010 as compared to $2.0 million or 0.4% at June 30, 2009.

    Total liabilities of the Company increased to $450.8 million at March 31, 2010 from $437.5 million at June 30, 2009.  Borrowed funds decreased $9.8 million during the nine months ended March 31, 2010, and represented $115.1 million or 23.3% of total assets as of March 31, 2010 as compared to $125.0 million or 26.2% of total assets as of June 30, 2009.  This included a reduction in FHLB borrowings of $18.0 million.  Total deposits increased $19.4 million during the nine months ended March 31, 2010, and represented $327.5 million or 66.2% of total assets at March 31, 2010 as compared to $308.1 million or 64.5% of total assets at June 30, 2009.

    Stockholders’ equity increased to $44.3 million at March 31, 2010 from $40.0 million at June 30, 2009, primarily due to a decrease in accumulated other comprehensive loss of $3.1 million and net income for the nine months ended March 31, 2010.

About PSB Holdings, Inc.

    PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight offices located in eastern Connecticut. Putnam Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.'s common stock trades on the Nasdaq Global Market under the symbol PSBH.

    Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through www.putnambank.com.  Investor information is also available at this website.

Forward-Looking Statements

    Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

	At or for the Three Months		At or for the Nine Months
	March 31,		March 31,
Financial condition data:	2010	2009	2010	2009
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$450,690	$442,267	447,714	$452,768
Average interest-bearing liabilities	$403,332	$400,544	400,044	$402,479
Average interest-earning assets to
average interest-bearing liabilities	111.74%	110.42%	111.92%	112.49%
Non-performing loans	$5,548	$4,552	5,548	$4,552
Non-performing loans to total loans (3)	2.13%	1.74%	2.13%	1.74%
Allowance for loan losses	$2,407	$2,020	2,407	$2,020
Allowance for loan losses to total loans (3)	0.92%	0.77%	0.92%	0.77%
Stockholders' equity to assets	8.95%	7.50%	8.95%	7.50%

Selected operating data (1):
Return (loss) on average assets	0.21%	0.60%	0.33%	(0.37)
Return (loss) on average equity	2.31%	7.96%	3.70%	(4.31)
Net interest rate spread	2.47%	2.55%	2.51%	2.46%
Net interest margin (2)	2.73%	2.85%	2.79%	2.82%
Efficiency ratio (4)	83.43%	68.82%	79.52%	125.18%
(1) Annualized where appropriate.
(2) Net interest margin represents net interest income divided by average total interest-earning assets.
(3) Includes loans held-for-sale.
(4) Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Per share data:
Earnings (loss) per share:
Basic	$0.04	$0.11	$0.19	$(0.21)
Diluted	$0.04	$0.11	$0.19	$(0.21)
Book value per share	$6.78	$5.48	$6.78	$5.48
Market price per share:
High for the period	$5.33	$4.62	$5.33	$9.50
Low for the period	$3.01	$3.60	$2.61	$3.60
Close at end of period	$5.10	$4.14	$5.10	$4.14
Cash dividends declared per share	$-	$0.05	$0.04	$0.24

Weighted-average common shares outstanding:
Basic	6,319,928	6,286,951	6,308,353	6,275,800
Diluted	6,341,828	6,327,352	6,338,069	6,275,800

PSB HOLDINGS, INC.	Statistical Summary
	(Unaudited)
	(dollars in thousands)

	As of March 31,	As of June 30,
Assets	2010	2009
Cash and due from banks	$27,265	$5,509
Federal funds sold	-	550
Securities available for sale, at fair value	103,363	164,888
Securities held to maturity, at amortized cost	66,244	2,000
Federal Home Loan Bank stock, at cost	8,056	8,056
Loans (1)	260,859	267,717
Allowance for loan losses	(2,407)	(2,200)
Net Loans	258,452	265,517
Other real estate owned	1,120	1,211
Premises and equipment	5,353	5,159
Intangible assets	7,430	7,563
Other assets	17,860	16,896
Total Assets	$495,143	$477,349

Liabilities and Stockholders' Equity
Deposits	$327,544	$308,099
Borrowed funds	115,135	124,971
Mortgagors' escrow accounts	933	1,564
Other liabilities	7,233	2,819
Total Liabilities	450,845	437,453
Total Stockholders' Equity	44,298	39,896
Total Liabilities and Stockholders' Equity	$495,143	$477,349

(1) Includes loans held-for-sale.

	Three Months Ended March 31,		Nine Months Ended March 31,
Income Statements	2010	2009	2010	2009
Interest and dividend income	$5,417	6,191	17,213	19,238
Interest expense	2,388	3,086	7,841	9,655
Net interest and dividend income	3,029	3,105	9,372	9,583
Provision for loan losses	257	157	764	754
Net interest and dividend income after provision for loan losses	2,772	2,948	8,608	8,829
Gain on sale of investments	570	86	1,412	86
Writedown of investments	(938)	(75)	(1,871)	(5,859)
Other noninterest income	718	716	2,290	2,437
Total noninterest income (charge)	350	727	1,831	(3,336)
Noninterest expense	2,819	2,637	8,909	7,820
Income (loss) before income tax expense (benefit)	303	1,038	1,530	(2,327)
Income tax expense (benefit)	52	326	348	(998)
Net income (loss)	$251	$712	$1,182	$(1,329)

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